Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of EarthLink, Inc. pertaining to the Amended and Restated Stock Incentive Plan of ITC^DeltaCom, Inc. of our reports dated February 26, 2010 with respect to the consolidated financial statements of EarthLink, Inc. and the effectiveness of internal control over financial  reporting of EarthLink, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and  Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

December 8, 2010